Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-213643 and No. 333-199821) and Form S-8 (No. 333-192030) of Aerie Pharmaceuticals, Inc. of our report dated March 9, 2017 relating to the consolidated financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 9, 2017